Exhibit 99.1

For Further Information, Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. AGREES TO ACQUIRE CLARK PEST CONTROL

ATLANTA, GA, January 8, 2019 - Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial service company announced today that it has agreed to acquire Clark Pest Control of Stockton, Inc. located in Lodi, CA. Clark Pest Control is a leading pest management company in California and the nation’s 8th largest pest management company according to PCT 100 rankings. Geotech Supply is included in the acquisition and will continue to expand its current operations, maintaining a commitment to quality service delivery. Rollins expects to close in the first quarter 2019 subject to regulatory approvals.

Clark is a family owned company founded by Charlie Clark in 1950. Currently majority owned by Charlie’s sons, Joe, Terry, and Jeff Clark, the company operates in 26 locations that serve residents and businesses throughout California and northwestern Nevada. Clark offers both residential and commercial pest control.

Jerry Gahlhoff, President of Rollins Specialty Brands remarked “We are thrilled with the addition of Clark to the Rollins Family of Brands. Clark has a history of excellent service and a loyal customer base. With the continual leadership of Robert Baker, we are confident that the company will continue to grow and excel.”

“The Clark Pest Control family is proud to become a member of the Rollins, Inc. team. We are excited for the opportunities this brings for the Clark employees,” says Joe Clark, President of Clark Pest Control.

Gary W. Rollins, CEO of Rollins, Inc. added “Clark has always strived to provide exceptional service to their customers and has been very employee centric. We believe that those values align with the Rollins, Inc. mission of being the World’s Best Service Company and we look forward to sharing our best practices.”

Clark was advised by LR Tullius, Inc. President, Lance Tullius and his team that have been instrumental to this process and have helped make this acquisition possible.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

Clark Pest Control of Stockton, Inc. located in Lodi, California has operating locations in the following cities in California and Nevada: Auburn, Belmont, Chico, Concord, Lodi, Livermore, Merced, Milpitas, Modesto, Rancho Cordova, Redding, Reno, Riverside, Sacramento (2), Salinas, San Diego (2), Santa Maria, Santa Rosa, Sonora, Stockton, Thousand Oaks, Vacaville, Ventura and Yuba City

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the expectation that the transaction will close in the first quarter 2019 and receive the appropriate regulatory approvals, including the expiration of the applicable waiting period under the Hart Scott Rodino Act; that Geotech Supply will continue to grow and expand its operations; that Clark will continue to grow and excel; that Rollins and Clark will share best practices; and that the transaction brings opportunities for Clark employees. The actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; changes in the regulatory environment; the impact of the U. S. Government shutdown, the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

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